Exhibit 99.1

FOR RELEASE	April 25, 2011	CONTACT:	Kenneth D. Mann
Investor Relations
(870) 881-6432

Deltic Announces Preliminary First Quarter 2011 Results

EL DORADO, AR – President and Chief Executive Officer, Ray C. Dillon, of Deltic Timber Corporation (NYSE-DEL) announced today preliminary net income for the first quarter of 2011 was $.1 million, $.01 a share, compared to net income of $2.3 million, $.18 a share, a year ago. The decrease in 2011’s first quarter results was due primarily to a lower average lumber sales realization when compared to the first quarter of 2010. Lumber prices in 2010 benefitted from a supply-side driven price increase primarily caused by a sawmill log supply shortage due to inclement weather in the southeast portion of the U.S. Net cash required by operating activities was $1.2 million for the first quarter of 2011, which compares to net cash provided of $4.4 million a year ago.

Commenting on results, Mr. Dillon stated, “While first quarter earnings were lower when compared to a year ago, I am pleased to report profitable financial results for the eighth consecutive quarter. This was achieved despite the continued depressed economic conditions for the forest and building products and residential and commercial real estate development businesses. We remained profitable even with persistent record-low prices for pine sawtimber, lack of the usual spring building-season benefit to lumber prices, continuation of a depressed residential real estate market, and absence of a commercial acreage real estate sale. The positive results are attributable to our diverse asset base and intensive, cost-conscious management of all of our operations.”

Operating income for Deltic’s Woodlands segment was $4.7 million in the first quarter of 2011, a decrease of $.4 million when compared to $5.1 million for the same period a year ago. The Company harvested 146,089 tons of pine sawtimber in 2011’s first quarter, a slight decrease from the first quarter of 2010’s harvest of 146,488 tons, due to timing of the planned annual harvest for 2011. The average per-ton sales price for pine sawtimber was $26 for both periods. Pine pulpwood harvested in 2011’s first quarter totaled 125,467 tons at a sales price of $8 per ton, which compares to 79,379 tons harvested at $16 per ton for the same period of 2010. Pulpwood prices in the first quarter of 2010 also benefitted from the inclement weather, which hampered logging conditions. Oil and gas lease rentals and net royalty income totaled $1.6 million during the first quarter of 2011 compared to $1.4 million for the same quarter of 2010. During the current quarter, the Company sold approximately 307 acres of timberland, consisting mostly of non-strategic recreational-use hardwood bottomland, at an average sales price of $1,400 per acre versus 2010’s first quarter sales of 232 acres at an average sales price of $1,600 per acre.

Deltic’s Mills segment reported operating income of $.7 million in the first quarter of 2011, which compares to $2.5 million for the same period of 2010. The decrease was due to a lower current-quarter average lumber sales price of $266 per thousand board feet, which was a reduction of $44 per thousand board feet, or 14 percent, from the first quarter of 2010’s average sales price. Lumber sales volume of 62.5 million board feet in 2011’s first quarter decreased 1.2 million board feet when compared to 63.7 million board feet sold in the first quarter a year ago. The Company’s operating plan for its sawmills is to continue matching lumber production with market demand.

The Company’s Real Estate segment reported an operating loss of $.8 million in the first quarter of 2011 compared to a $.7 million loss for the same period of 2010. Residential lot sales totaled three lots in 2011’s current period compared to six lots sold in the same period of 2010. The current quarter’s average per-lot sales price was $85,300, a $44,300 per-lot decrease when compared to 2010’s first quarter average price of $129,600 per lot, which was due to the mix of lots sold. There were no sales of commercial real estate acreage in the first quarter of either year.

Corporate operating expense was $4 million in the first quarter of 2011, which compares to $3.5 million for the corresponding period of 2010. The increase is due to higher general and administrative expenses, mainly employee incentive plan expense related to equity awards resulting from recent increases in the Company’s share price. Deltic’s equity in earnings of Del-Tin Fiber was $.5 million for the first quarter of both 2011 and 2010. Income taxes in the current-year period were $.1 million compared to $1.1 million in the prior year primarily due to lower pretax income. The effective tax rate in the first quarter of 2011 was 40 percent. Whereas, the 2010 effective tax rate was 33 percent due to benefits from permanent tax differences and a discrete state tax benefit.

Capital expenditures were $4 million for the first quarter of 2011, while expenditures for the same period of 2010 were $2.8 million.

Regarding the outlook for the second quarter and year of 2011, Mr. Dillon stated, “Currently, we anticipate the pine sawtimber harvest to be 150,000 to 175,000 tons and 550,000 to 600,000 tons, respectively. Finished lumber production and sales volumes are estimated at 60 to 70 million board feet for the second quarter and 230 to 270 million board feet for the year, depending upon market conditions. Residential lot sales are projected at 5 to 10 lots and 20 to 40 lots for the second quarter and year of 2011, respectively. Although commercial acreage within Chenal Valley continues to receive interest, because of its highly uncertain nature and the significant number of factors involved, the Company is unable to predict the closing of any commercial real estate transactions at this time.”

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the Federal Securities Laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates, credit availability, general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company’s products, and the other risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

Deltic will hold a conference call on Tuesday, April 26, 2011, at 10:00 a.m. Central Time to discuss the first quarter of 2011 earnings. Interested parties may participate in the call by dialing 1-888-396-2386 and referencing participant passcode identification number 92934212. The call will also be broadcast live over the Internet and can be accessed through the Investor Relations section of the Deltic website, at www.deltic.com. Online replays of the call will be available through the Deltic website, and a recording of the call will be available until Tuesday, May 3, 2011, by dialing 1-888-286-8010 and referencing replay passcode identification number 26704038.

Summary financial data and operating statistics for the first quarter of 2011 with comparisons to 2010 are contained in the following tables.

Deltic Timber Corporation

SEGMENT INFORMATION

(Preliminary and Unaudited)

(Millions of dollars)

	Three Months Ended March 31, 2011		Three Months Ended March 31, 2010
	Net Sales	Operating Income/ (Loss)	Net Sales	Operating Income/ (Loss)

Woodlands	$10.0	4.7	9.0	5.1
Mills	21.6	0.7	24.6	2.5
Real Estate	1.7	(0.8)	2.3	(0.7)
Corporate	—	(4.0)	—	(3.5)
Eliminations	(3.9)	—	(4.0)	0.3

Total net sales/operating income	$29.4	0.6	31.9	3.7

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF INCOME

(Preliminary and Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended March 31,
	2011	2010

Net sales	$29,395	31,935

Costs and expenses
Cost of sales	21,337	21,464
Depreciation, amortization, and cost of fee timber harvested	3,162	3,049
General and administrative expenses	4,346	3,763

Total costs and expenses	28,845	28,276

Operating income	550	3,659

Equity in earnings of Del-Tin Fiber	537	488
Interest income	7	98
Interest and other debt expense	(965)	(913)
Interest capitalized	23	16
Other income	3	2

Income before income taxes	155	3,350

Income taxes	(63)	(1,097)

Net income	$92	2,253

Earnings per common share
Basic	$0.01	.18
Assuming dilution	$0.01	.18

Dividends per common share paid	$0.075	0.075

Average common shares outstanding (thousands)
Basic	12,409	12,349
Assuming dilution	12,509	12,396

Deltic Timber Corporation

CONSOLIDATED BALANCE SHEETS

(Preliminary and Unaudited)

(Thousands of dollars)

	Mar. 31,	Dec. 31,
	2011	2010

Assets
Current assets
Cash and cash equivalents	$2,876	3,831
Trade accounts receivable - net	5,595	4,604
Other receivables	60	98
Inventories	6,359	6,061
Prepaid expenses and other current assets	4,643	3,593

Total current assets	19,533	18,187

Investment in real estate held for development and sale	56,130	56,101
Investment in Del-Tin Fiber	8,508	8,249
Other investments and noncurrent receivables	478	479
Timber and timberlands - net	227,632	226,090
Property, plant, and equipment - net	32,132	32,557
Deferred charges and other assets	2,498	1,610

Total assets	$346,911	343,273

Liabilities and Stockholders’ Equity
Current liabilities
Trade accounts payable	$3,203	2,395
Current maturities of long-term debt	1,111	1,111
Accrued taxes other than income taxes	2,404	1,986
Income taxes payable	—	13
Deferred revenues and other accrued liabilities	7,512	10,162

Total current liabilities	14,230	15,667

Long-term debt	70,111	65,611
Deferred tax liabilities - net	5,374	5,345
Other noncurrent liabilities	26,411	26,639
Commitments and contingencies	—	—
Stockholders’ equity
Common stock, 12,813,879 shares issued	128	128
Capital in excess of par value	78,639	79,081
Retained earnings	163,437	164,286
Treasury stock, 248,832 and 308,846 shares held, respectively	(8,688)	(10,758)
Accumulated other comprehensive loss	(2,731)	(2,726)

Total stockholders’ equity	230,785	230,011

Total liabilities and stockholders’ equity	$346,911	343,273

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Preliminary and Unaudited)

(Thousands of dollars)

	Three Months Ended March 31,
	2011	2010

Operating activities
Net income	$92	2,253
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and cost of fee timber harvested	3,162	3,049
Deferred income taxes	39	356
Real estate development capital expenditures	(298)	(394)
Real estate costs recovered upon sale	130	415
Timberland costs recovered upon sale	142	99
Equity in earnings of Del-Tin Fiber	(537)	(488)
Stock-based compensation expense	507	480
Net increase in liabilities for pension and other postretirement benefits	147	246
Net decrease in deferred compensation for stock-based liabilities	(694)	(625)
Increase in operating working capital other than cash and cash equivalents	(3,805)	(817)
Other changes in assets and liabilities	(120)	(217)

Net cash provided/(required) by operating activities	(1,235)	4,357

Investing activities
Capital expenditures, excluding real estate development	(2,822)	(2,438)
Net change in purchased stumpage inventory	(770)	(453)
Advances to Del-Tin Fiber	(597)	(677)
Repayments from Del-Tin Fiber	875	690
Net change in funds held by trustee	—	(25)
Other - net	170	142

Net cash required by investing activities	(3,144)	(2,761)

Financing activities
Proceeds from borrowings	5,500	—
Repayments of notes payable and long-term debt	(1,000)	—
Treasury stock purchases	(55)	(26)
Common stock dividends paid	(941)	(937)
Proceeds from stock option exercises	646	154
Excess tax benefits from stock-based compensation	498	60
Deferred financing costs	(1,094)	—
Other - net	(130)	(78)

Net cash provided/(required) by financing activities	3,424	(827)

Net increase/(decrease) in cash and cash equivalents	(955)	769
Cash and cash equivalents at January 1	3,831	4,783

Cash and cash equivalents at March 31	$2,876	5,552

Deltic Timber Corporation

OTHER DATA

(Preliminary and Unaudited)

	Three Months Ended March 31,
(Thousands of dollars)	2011	2010
Capital expenditures
Woodlands	$2,351	1,423
Mills	1,232	825
Real Estate (includes development expenditures)	323	535
Corporate	70	49

Total capital expenditures	$3,976	2,832

Woodlands
Pine sawtimber harvested from fee lands - tons	146,089	146,488
Pine sawtimber price - per ton	$26	26

Timberland sales - acres	307	232
Timberland sales price - per acre	$1,358	1,587

Mills
Finished lumber sales - thousands of board feet	62,456	63,730
Finished lumber price - per thousand board feet	$266	310

Real Estate
Residential
Lots sold	3	6
Average sales price - per lot	$85,300	129,600